Calculation of Filing Fee Tables
S-3
INDEPENDENT BANK CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	457(r)				0.0001476
Fees to be Paid	2	Equity	Preferred Stock, par value $0.01 per share	457(r)				0.0001476
Fees to be Paid	3	Equity	Depositary Shares	457(r)				0.0001476
Fees to be Paid	4	Other	Warrants or Other Rights	457(r)				0.0001476
Fees to be Paid	5	Other	Stock Purchase Contracts	457(r)				0.0001476
Fees to be Paid	6	Debt	Debt Securities	457(r)				0.0001476
Fees to be Paid	7	Other	Units	457(r)				0.0001476
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	Note 1.a: An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, including securities that may be issued upon exercise, conversion, settlement or exchange of, any securities offered hereunder. Note 1.b: In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a "pay as you go" basis in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

[2]	See Notes 1.a and 1.b above.

[3]	See Notes 1.a and 1.b above. An indeterminate number of depositary shares to be evidenced by depositary receipts as may be issued pursuant to a deposit agreement in the event that the registrant elects to offer to the public fractional or multiple shares of the preferred stock registered hereby. Such depositary receipts will be distributed to those persons purchasing such interests, and the shares of the preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for depositary shares.

[4]	See Notes 1.a and 1.b above.

[5]	See Notes 1.a and 1.b above.

[6]	See Notes 1.a and 1.b above.

[7]	See Notes 1.a and 1.b above. Each unit will be composed of one or more of the other securities registered under this registration statement, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. The applicable unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.